                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number  2-76003

                              Bay Area Bancshares
________________________________________________________________________________
             (Exact name of registrant as specified in its charter)

    900 Veterans Boulevard, Redwood City, California 94063;  (650) 367-1600
________________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant principal executive offices)

                          Common Stock, no par value
________________________________________________________________________________
           (Title of each class of securities covered by this Form)

                                      None
________________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions
(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(i)      [_]
     Rule 12g-4(a)(1)(ii)  [_]      Rule 12h-3(b)(1)(ii)     [_]
     Rule 12g-4(a)(2)(i)   [_]      Rule 12h-3(b)(2)(i)      [_]
     Rule 12g-4(a)(2)(ii)  [_]      Rule 12h-3(b)(2)(ii)     [_]
                                    Rule 15d-6               [X]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Bay Area Bancshares has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 21, 1999



                                     By: /s/ Linda M. Iannone
                                     ____________________________
                                     Linda M. Iannone
                                     Senior Vice President,
                                     General Counsel and Secretary
                                     of Greater Bay Bancorp